Exhibit 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             AMERISTEEL CORPORATION


                                    ARTICLE I

         The name of this corporation shall be:

                             AmeriSteel Corporation


                                   ARTICLE II

         The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Florida.


                                   ARTICLE III

         3.1 General. The total number of shares of capital stock authorized to be issued by the Corporation shall be 100,000,000 shares of Common Stock (the "Common Stock"), par value $.01 per share, and 10,000,000 shares of Preferred Stock (the "Preferred Stock"), par value $.01 per share.

                  (a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation by resolution shall establish each series of Preferred Stock and fix and determine the number of shares and the designations, preferences, limitations and relative rights of each such series, provided that all shares of the Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations fixed and determined by the Board of Directors between different series:

                           (i)  the rate or manner of payment of dividends;

                           (ii) whether the shares may be redeemed and, if so,
                  the redemption price and the terms and conditions of redemption;

                           (iii) the amount payable upon shares in the event of
                  voluntary and involuntary liquidation;

                           (iv) sinking fund provisions, if any, for the
                  redemption or purchase of shares;

                           (v) the terms and conditions, if any, on which the
                  shares may be converted;


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                           (vi)     voting rights, if any; and

                           (vii) any other rights or preferences now or
                  hereafter permitted by the laws of the State of Florida as variations between different series of preferred stock.

                  (b) Common Stock. The rights, powers, preferences, privileges and limitations of shares of Common Stock shall be identical in all respects.

                           (i) Every holder of Common Stock shall be entitled to
                  one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation, in connection with all other matters submitted to a vote of shareholders, except matters to be voted on exclusively by holders of Preferred Stock or any class of Preferred Stock.

                           (ii) Provided that required dividends, if any, on the
                  Preferred Stock have been paid or provided for, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation if, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

                           (iii) In the event of any dissolution, liquidation or
                  winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation, if any, available for distribution to shareholders, and remaining after the payment to holders of Preferred Stock of the amounts to which they are entitled, shall be distributed equally on a per share basis to the holders of Common Stock. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         3.2 No Preemptive Rights. No holder of any share or shares of Common Stock and, unless otherwise specifically provided for in the terms of the Preferred Stock, no holder of any share or shares of Preferred Stock, shall have or be entitled to, as a matter of right solely by reason of such holding, any preemptive or other right to subscribe for or purchase any number of such additional shares of Common Stock or Preferred Stock (of the same class or otherwise), as the case may be, (or any other class or series of capital stock now or hereafter authorized for issuance by the Corporation) as may be issued by the Corporation from time to time, whether such additional shares are issued for cash, property, services or any other consideration and whether or not such shares are now authorized or are authorized by subsequent amendment to these Articles of Incorporation, nor shall any such holder have or be entitled to, as a matter of right solely by reason of such holding, any preemptive or other right to subscribe for or purchase securities convertible into or exchangeable for shares

                                       2.

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of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for such shares.

         3.3 Payment for Stock. The consideration for the issuance of shares of capital stock may be paid, in whole or in part, in cash, in promissory notes, in other property (tangible or intangible), in labor or services actually performed for the Corporation, in promises to perform services in the future evidenced by a written contract, or in other benefits to the Corporation at a fair valuation to be fixed by the Board of Directors. When issued, all shares of capital stock shall be fully paid and nonassessable.

         3.4 Treasury Stock. The Board of Directors of the Corporation shall have the authority to acquire by purchase and hold from time to time any shares of its issued and outstanding capital stock for such consideration and upon such terms and conditions as the Board of Directors in its discretion shall deem proper and reasonable in the interests of the Corporation.


                                   ARTICLE IV

         The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the corporation's by-laws.

                  IN WITNESS WHEREOF, the undersigned President and Secretary of AmeriSteel Corporation have executed the foregoing Amended and Restated Articles of Incorporation on behalf of AmeriSteel Corporation on this ____ day of March, 2001.

                                           AMERISTEEL CORPORATION


                                           By: /s/ Phillip E. Casey
                                              --------------------------------
                                                 Phillip E. Casey, President



                                           By: /s/ Tom J. Landa
                                              --------------------------------
                                                  Tom J. Landa, Secretary

                                       3.
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                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                             AMERISTEEL CORPORATION


         AMERISTEEL CORPORATION, a corporation organized and existing under the laws of the State of Florida (the "Corporation"), in order to amend its Articles of Incorporation as now in effect (the "Articles of Incorporation"), in accordance with the requirements of Chapter 607, Florida Statutes, does hereby certify as follows:

         1. The name of the Corporation is AMERISTEEL CORPORATION and its Document Number with the Florida Department of State is 195537.

         2. The amendment being effected hereby (the "Amendment") was duly adopted and approved by the Board of Directors of the Corporation by the execution of a written consent effective as of March 29, 2001. Approval of the Amendment does not require the approval of the holders of the Corporation's voting common stock.

         3. These Articles of Amendment of the Articles of Incorporation of AmeriSteel Corporation (these "Articles of Amendment") shall be effective upon filing hereof with the Department of State of the State of Florida.

         4. The amendment to the Articles of Incorporation being effected hereby is to add a new Section 3.1(c) to the existing Article IV of the Articles of Incorporation to designate a series of preferred stock to be known as "Series A Preferred Stock" and the following specifies the preferences, limitations and relative rights of such preferred stock:


                               ******************


         (c) Series A Preferred Stock

                  (i) Designation of New Series. There is hereby created a new series of Preferred Stock of the Corporation created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated and known as Series A Preferred Stock (the "Series A Preferred Stock"), to consist of 1,000,000 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as set forth herein.

                  (ii) Cash Dividends. Each issued and outstanding share of Series A Preferred Stock shall entitle the holder of record thereof to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, dividends at a rate of $.475 per

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         share for each six calendar month period from and after April 1, 2001
         (i.e., April 1 through September 30, and October 1 through March 31 of each year), with a pro-rata accrual for any partial period. If such dividends are not declared and paid currently on Series A Preferred Stock, such dividends shall accrue and become cumulative, but no interest shall be earned as a result of any such deferred payment.

                  (iii) Voting Rights. The Series A Preferred Stock shall carry no voting rights other than as required by law.

                  (iv) Liquidation. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, before any distribution or payment shall be made to the holders of Common Stock, the holders of the Series A Preferred Stock shall be entitled to be paid Ten Dollars ($10.00) per share with respect to all outstanding Series A Preferred Stock owned by them, plus all dividends accrued and unpaid on such Series A Preferred Stock. If, upon any such liquidation, dissolution, or other winding up of the affairs of the corporation, the net assets of the corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the corporation shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (v) Redemption. The Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, at any time and from time to time, at a price equal to Ten Dollars ($10.00) for each share of Series A Preferred Stock to be redeemed, plus all dividends accrued and unpaid on such Series A Preferred Stock, if any, up to the date fixed for redemption, upon the Corporation's giving the holder at least sixty
         (60) days advance written notice of such redemption.


                               ******************


         5. Any reference in the Amendment to "these Articles of Incorporation" or any other reference of similar import shall be deemed a reference to the Articles of Incorporation as amended by the Amendment.


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         IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment of the Articles of Incorporation of AmeriSteel Corporation as of the 29th day of March 2001.


                                      AMERISTEEL CORPORATION



                                      By: /s/ Tom J. Landa
                                          Tom J. Landa, Chief Financial Officer,
                                          and Director